ANNUAL STATEMENT OF COMPLIANCE of PNC BANK, NATIONAL ASSOCIATION d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Steven W. Smith, as Executive Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1. A review of the Servicer's activities during the calendar year 2013 (the "Reporting Period") and of its performance under the Agreement has been made under the undersigned officer's supervision; and

2. To the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated: March 1, 2014

PNC Bank, National Association d/b/a Midland Loan Services

/s/ Steven W. Smith Steven W. Smith Executive Vice President

Member of The PNC Financial Services Group 10851 Mastin Boulevard Overland Park, Kansas 66210 800-327-8083 www.pnc.com/midland

Schedule I

Barclays Commercial Mortgage Securities LLC
Direct Email: Daniel.vinson@barcap.com

Recipient Role	Deal Name Series Number	Midland Role
Depositor	UBS-Barclays Commercial Mortgage Trust Series 2013-C6 Master Servicer	Master Servicer
Master and Special Servicer of the Santa Anita Mall loan under the UBSB 2013-C5 PSA